CONSENT OF INDEPENDENT AUDITORS

     The Board of Directors
     North Fork Bancorporation, Inc.:

     We consent to the use of our report, dated April 10, 2000, incorporated by reference in the Registration Statement on Form S-8 of North Fork Bancorporation, Inc. dated June 16, 2000, relating to the supplemental consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report is included in the current report on Form 8-K of North Fork Bancorporation, Inc. dated April 18, 2000.

     /s/  KMPG LLP
     New York, New York
     June 16, 2000
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